PETROLEUM DEVELOPMENT CORPORATION
                          103 East Main Street
                    Bridgeport, West Virginia  26330


                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                June 29, 2001


To the Stockholders of
PETROLEUM DEVELOPMENT CORPORATION:

    Notice is hereby given that the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") will be held at the office of the Company at 103 East Main Street, Bridgeport, West
Virginia 26330, on June 29, 2001 at 10:00 A.M., West Virginia time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

    (1) To elect three directors to serve a term of three years or until their successors shall be elected and shall qualify;

    (2) To ratify and approve the selection of independent public accountants for the Company for the fiscal year ending December 31, 2001.

    The Board of Directors has fixed the close of business on May 11, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum.

    EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND TO VOTE AT THIS MEETING IN PERSON. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.

                                              By Order of the
                                                Board of Directors,

                                                     James N. Ryan
                                                     Chairman
Bridgeport, West Virginia
May 15, 2001

                    PETROLEUM DEVELOPMENT CORPORATION
                             PROXY STATEMENT
                     ANNUAL MEETING OF STOCKHOLDERS
                              June 29, 2001

                         INTRODUCTORY STATEMENT

 This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") to be held on June 29, 2001, notice of which is attached, and at any adjournment thereof.

 Any stockholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. Shares represented by proxy will be voted by the proxy holders in accordance with your instructions unless you revoke your proxy or attend the meeting and elect to vote in person. This Proxy Statement and the proxy were first mailed to stockholders on May 15, 2001. The mailing address of the principal executive offices of the Company is Petroleum Development Corporation, P.O. Box 26, Bridgeport, West Virginia 26330.

 The Annual Report to Stockholders for 2000, containing certified financial and other information about the Company, accompanies this Proxy Statement.

                            VOTING SECURITIES

 The outstanding voting securities of the Company as of March 31, 2001, consisted of 16,244,044 shares of $0.01 par value common stock ("Common Stock"). Stockholders of record as of the close of business on May 11, 2001 are entitled to vote. Each stockholder is entitled to one vote for each share of Common Stock held of record on this date. Stockholders are not permitted to cumulate their votes for the election of directors. Abstentions and broker non-votes will be counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

                               PROPOSAL #1

                          ELECTION OF DIRECTORS

 The Company's By-Laws provide that the directors of the Company shall be divided into three classes and that, at each annual meeting of stockholders of the Company, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. The classes are staggered so that the term of one class expires each year.

Mr. D'Annunzio and Mr. Ryan are members of the class whose term expires in 2001; and Mr. Rettinger and Mr. Swoveland are members of the class whose term expires in 2002; and Mr. Morgan, Mr. Nestor and Mr. Williams are members of the class whose term expires in 2003. There is no family relationship between any director or executive officer and any other director or executive officer of the Company. There are no arrangements or understandings between any director or officer and any other person pursuant to which such person was selected as an officer. Votes pursuant to the enclosed proxy will be cast, unless authority is withheld, for the election of the two persons named under "Nominees for Terms Expiring 2004" below, each of whom are members of the present Board and each of whom are expected to be able to serve on the Board to be elected at this meeting. If any of such persons is unwilling or unable to act in such capacity, an event which is not now anticipated, the enclosed proxy will be voted for such person or persons as the Board of Directors may designate. During 2000, the Board of Directors held seven meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served.

                              Vote Required

 A plurality of the votes cast at the Annual Meeting in person or by proxy, is required for the election of directors. Abstentions and broker non-votes will not be considered as votes cast with respect to the election of directors, and therefore any abstentions or broker non-votes will not affect the election of the candidates receiving a majority of the votes cast.

        THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL #1


                        DIRECTORS OF THE COMPANY

                    NOMINEES FOR TERMS EXPIRING 2004

 The following persons, each of whom are currently serving as directors, have been nominated to serve as directors:

                                             Name and Principal                 Year First
                                         Occupation Past Five Years              Elected
                                           and Other Directorships      Age      Director

JAMES N. RYAN has served as President and Director of PDC from 1969 to 1983 and was elected Chairman and Chief Executive Officer in
March 1983                                                               69     1969

VINCENT F. D'ANNUNZIO has served as president of Beverage
Distributors, Inc. located in Clarksburg, West Virginia since 1985.      48      1989

                    CONTINUING DIRECTORS TERMS EXPIRING IN 2002

DALE G. RETTINGER has served as Vice President and Treasurer of
PDC since July 1980, and was appointed Chief Financial Officer in
September 1997.  Mr. Rettinger was elected Director in 1985.
Previously Mr. Rettinger was  a partner with Main Hurdman,
Certified Public Accountants, having served in that capactiy
since 1976.                                                               56      1985

JEFFREY C. SWOVELAND has served as Chief Financial Officer
of Body Media since September, 2000.  Prior thereto, Mr.
Swoveland was Vice President-Finance and Treasurer of Equitable
Resources Inc since 1994.                                                 45      1991

                    CONTINUING DIRECTORS TERMS EXPIRING IN 2003

STEVEN R. WILLIAMS has served as President and Director of PDC since March 1983.  Prior to joining PDC, Mr. Williams was employed by Exxon until 1979 and attended  Stanford Graduate School of
Business, graduating in 1981.  He then worked with Texas Oil and
Gas until July 1982, when he joined Exco Enterprises, an oil and
gas investment company as manager of operations.                           50      1983

ROGER J. MORGAN has been a member of the law firm of Young,
Morgan & Cann, Clarksburg, West Virginia since 1955.  Mr. Morgan is not active in the day-to-day business of PDC, but his law
firm provides legal services to PDC.                                       74      1969

DONALD B. NESTOR elected as a director in March, 2000, is a Certified
Public Accountant and a Partner in the CPA firm of Toothman
Rice, P.L.L.C. and is in charge of the firm's Buckhannon,
West Virginia office.  Mr. Nestor has served in that capacity since 1975.  52      2000

Committees of the Board of Directors

 The Company has three standing committees of the Board of Directors:
the Executive Committee; the Audit Committee; and the Stock Option
and Executive Compensation Committee.  The Executive Committee is
comprised of Messrs. Ryan, Williams, and Rettinger.  The Audit
Committee is comprised of Messrs. D'Annunzio, Nestor, and Swoveland.
The Stock Option and Executive Compensation Committee is comprised of Messrs. D'Annunzio, Nestor and Swoveland.  The Company does not have a formal Nominating Committee, the full Board of Directors
handles these responsibilities.   The functions performed by the
        Executive Committee include handling important Board of Directors matters that arise between Board of Directors meetings, serving as a liaison between the Board of Directors and senior management on important matters requiring Board of Directors attention and recommending to the Board of Directors nominations for election of new and existing members of the Board of Directors.


 The Audit Committee is comprised entirely of outside Directors of the Company. The functions performed by the Audit Committee include recommending the selection of independent accountants, reviewing with the Company's independent accountants the results of audits performed by them and overseeing and reviewing monthly and quarterly unaudited financial statements. These reviews include the adequacy of cash flow and the status of credit arrangements of the Company. The Board of Directors has adopted the Charter of the Audit Committee attached to this Proxy as Exhibit A.

 The Stock Option and Executive Compensation Committee is comprised entirely of outside Directors of the Company. The functions performed by this committee include recommending to the Board of Directors compensation levels of senior management and directing and recommending levels of corporate stock options and other benefit plans of the Company. In this regard, the committee monitors trends to ensure the Company's compensation levels are competitive in the oil and natural gas industry.

Compensation Committee Interlocks and Insider Participation

 The members of the Stock Option and Executive Committee are Messrs. D'Annunzio, Nestor and Swoveland. There are no Stock Option and
Executive Committee interlocks.


Indemnification of Directors and Officers

 The Company's By-Laws provide that the Company shall indemnify any director, officer, employee, or other agent of the Company who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if that person acted in good faith and in a manner that person reasonably believed to be in the best interest of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.

 The Company has entered into separate indemnification agreements with each of its directors and officers whereby the Company has agreed to indemnify the director or officer against all expenses, including attorneys' fees, and other amounts reasonably incurred by the officer or director in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceeding to which such person is party by reason of the fact that he is or was a director or officer, as the case may be, of the Company, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe such conduct to be unlawful. The agreements provide for the advancement of expenses and that the Company has the right to purchase and maintain insurance on behalf of the director or officer against any liability or liabilities asserted against him, whether or not the Company would have the power to indemnify the person against such liability under any provision of the agreement. The Company has agreed to indemnify such person against expenses actually and reasonably incurred in connection with any action in which the person has been successful on the merits or otherwise. Indemnification must also be provided by the Company (unless ordered otherwise by a court) only as authorized in the specific case upon a determination that the indemnification of the person is appropriate because he has met the applicable standard of conduct described in the agreement made by (i) the Board of Directors, by a majority vote of a quorum consisting of directors who are not parties to such action or proceeding, (ii) by independent legal counsel in a written opinion or (iii) the shareholders of the Company.

Director Compensation

 Each non-salaried employee director and outside director of the Company is paid an annual fee of $20,000. Each inside director is paid an annual fee of $10,000.

EXECUTIVE COMPENSATION

 The following table sets forth in summary form the compensation received during each of the Company's last three fiscal years by the Chief Executive Officer and by each other executive officer of the Company whose salary and bonus exceeded $100,000 in 2000 (the "Named Executives").

                                                Summary Compensation Table

                                         Annual Compensation                             Long Term Compensation
                                                             Other                Securities
                                                             Annual               underlying        All Other
Name and                                                     Compen-              Options           Compen-
Principal Position          Year  Salary($)  Bonus (1)($)    sation($)(2)            (#)(3)         sation($)(3)

James N. Ryan               2000  182,715     514,830        10,000                                  10,500
Chairman and Chief          1999  178,200     470,436        10,000                                  12,157
 Executive Officer          1998  175,425     355,473        10,000                                  10,868

Steven R. Williams          2000  144,315     514,830        10,000                                  10,500
President                   1999  139,800     470,436        10,000                                  12,157
 and Director               1998  137,025     355,473        10,000                                  10,838

Dale G. Rettinger           2000  144,315     514,830        10,000                                  10,500
Executive Vice President,   1999  139,800     470,436        10,000                                  12,157
 Treasurer, and Director    1998  137,025     355,473        10,000                                  10,838



(1) In 1994, the Board of Directors approved a deferred compensation arrangement for the Named Executives. See "Employment and Other Agreements and Arrangements." Under the arrangements, each Named Executive may choose to defer any portion of his bonus compensation until retirement or separation from the Company. Included are deferred bonuses the Named Executives voluntarily deferred of $180,000 each in 2000, $130,000 each in 1999 and 1998.
      In 2000, 1999 and 1998, $30,000 of the deferred bonus compensation of Messrs. Williams and Rettinger was utilized to pay the premiums of split-dollar life insurance policies for Messrs. Williams and Rettinger.

(2) The respective Named Executives receive fees as directors of the Company in the amount of $10,000 per year.

(3) This amount includes contributions made by the Company under the Company's Employee Profit Sharing Plan and 401(k) plan. In 1999 and 1998 the Company contributed $47,000 and $17,000, respectively, to the Employee Profit Sharing Plan. Of these contributions, each of the Named Executives was credited $2,157 in 1999 and $911 in 1998. The Company provided a matching of 401(k) contribution based upon varying rates of the Named Executives' respective contributions. Of the total Company matching contribution of $252,600, $217,400 and $202,600 in 2000, 1999 and 1998 the Named Executives were credited with matching contributions of $10,500, $10,500 and $10,500 respectively in 2000; $10,000, $10,000 and $10,000 respectively in 1999 and $9,957, $9,927 and $9,927, respectively in 1998.

Compensation Committee Report

      The Compensation Committee is composed of three outside directors. The committee's responsibility is to develop the Company's compensation policy to enable the Company to hire, retain and motivate high performing employees. The committee also administers the Company's Savings and Protection Plan (the "401(k) Plan"), various Employee Stock Option Plans, and the Company's Profit Sharing Plan. The committee reviews the performance and compensation of the Chief Executive Officer, and the two executive officers of the Company. Final approval of all contracts with company executives is reserved to the full Board of Directors.

      During 2000, and over the past five years, the company has posted excellent operating reports. During 2000 the company posted records for revenue, net income, cash flow, production and reserves, among other accomplishments. Over the past five years, the company's stock has significantly out-performed the oil and gas industry as a whole. The compensation committee also believes that the management has positioned the company to continue its exemplary performance in the future with a strong balance sheet, strong cash flow, and diverse development opportunities. It is the opinion of this committee that the management team of the company merits compensation at the very top of its peer group.

      Compensation paid to the CEO, Mr. Ryan, and to the executive officers of the Company is based on several factors, including the terms of their employment contracts, the earnings of the Company, the evaluation of the Board of the performance of the employees, as well as compensation paid to similarly situated employees with other similar firms.

      As CEO, Mr. Ryan received a salary of $182,715 in 2000, which reflected cost of living increases from his salary in 1999. Also during 2000 Mr. Ryan earned a cash bonus of $514,830 based on Company earnings, including $141,000 to partially offset the taxes associated with an exercise of stock options during 1999. Under the terms of his employment contract, Mr. Ryan's bonus is based on the company's cash flow (pre-tax earnings plus depreciation, depletion and amortization). The compensation committee believe that the long term valuation of the company is closely related to the company's cash flow.

      As a condition of the tax reimbursement Mr. Ryan agreed not to sell the shares received in the exercise for a period of two years. The company's income tax savings associated the stock exercise were greater than the reimbursement made to Mr. Ryan. In addition, the compensation committee believes limiting the need for the executive to sell stock to meet tax obligations to be in the interest of the shareholders.

      The Company also contributed $10,500 in 2000 to Mr. Ryan's 401(k) account in accordance with the plan's matching provisions to all participating employees.

      The compensation of the two executive officers of the Company is also comprised of a salary, a performance based bonus, and a tax reimbursement associated with the exercise of stock options. Like Mr. Ryan, the executive's performance bonuses are based on the cash flow of the company. The executives also received a tax reimbursement estimated to partially offset the tax liability associated with the option exercise, and agreed to a two year sale restriction on stock obtained in the option exercise associated with the tax reimbursement. Salaries of both were increased by a cost of living adjustment and performance bonuses were paid based on the Company's earnings, both as provided in the executive's employment agreements. Both executives also received a share of Company matching contributions to the Company 401(k) plan.

      During 2000 the Company reviewed the employment contracts of the CEO and the executive officers of the Company, and determined that no changes were required. The Compensation Committee believes the Company has made substantial progress over the past several years through varying industry and economic conditions, and that the progress is attributable in large measure to the efforts of the CEO and the executive officers.


                                      Compensation Committee


                                      Vincent F. D'Annunzio, Chair
                                      Donald B. Nestor
                                      Jeffrey C. Swoveland




            Aggregated Option Exercises in Last Fiscal Year
                    and Fiscal Year-End Option Values

   The following table provides certain information with respect to options exercised during 2000 by the persons named in the summary compensation under the Company's stock option plans. The table also represents information as to the number of options outstanding as of December 31, 2000 with respect to options granted pursuant to the Company's Employee Stock Option Plans. No options were granted in the last fiscal year.

                         Number                                                        Value of Unexercised
                         of Shares    Value         Number of Unexercised Options       In-The-Money Options
                         Exercised    Realized ($)        at Year-end                     at Year-End(1)($)
                                                    Exercisable  Unexercisable         Exercisable     Unexercisable

James N. Ryan               83,203       442,623     178,000           -                  535,964            -
Steven R. Williams          80,689       429,249     178,000           -                  535,964            -
Dale G. Rettinger           80,689       429,249     178,000           -                  535,964            -

(1) On December 31, 2000, the closing sales price of the Common Stock was $6.563 per share.

Employment and Other Agreements and Arrangements

   The Company has entered into employment agreements with each of the Named Executives, each of which has a term ending December 31, 2003. Pursuant to the respective terms of the employment agreements, each of the Named Executives is entitled to receive the basic annual salary set forth therein that is subject to increase, but not decrease (unless dire economic circumstances as declared by the Board of Directors requires a reduction for all senior executive employees of the
Company), as the Board of Directors may determine to reflect changes in the cost of living, the financial success of the Company and the performance of such Named Executive. For
2000, the basic salary has been set by the Board of
Directors under the respective agreements as $182,715 for Mr. Ryan, $144,315 for Mr. Williams and $144,315 for Mr. Rettinger. Each Named Executive is also entitled to be paid an annual bonus equal to 2.5% of the Company's annual earnings in excess of $300,000 without deduction for Depreciation, depletion, and amortization and income taxes. The Compensation Committee also awarded a bonus of $141,000 to each named executive officer to defray the income tax effect of the exercise of stock options. In exchange, the exercised shares cannot be sold in the open market for a period of two years from date of exercise. The bonus is tax deductible for the company. The Company has been required to establish a deferred compensation plan, described below, for the Named Executives and to fund such plan with an annual contribution of $30,000 commencing in 1994, subject to
adjustment for inflation.   Commencing January 1, 2004, each
of the three executive officers will vest and be entitled to receive an annual payment equal to $60,000 for Mr. Ryan and $40,000 for Mr. Rettinger and Mr. Williams per year upon retirement from the company and continuing for 10 years payable on July 1st of each year.

   In the event of a change in control of the Company, each Named
Executive has the right within six months after such change of control to elect to terminate his employment under his employment agreement and receive severance compensation equal to the sum of his basic salary plus an amount equal to the average bonus paid to him over the preceding three years as provided in the agreement multiplied by the remaining years of the employment agreement, provided, however, that the minimum severance compensation must not be less than the amount equal to three years of basic compensation plus an amount equal to three times the average bonus paid to such person over the preceding three-year period.

   Each employment agreement also provides that if the Company obtains the right to sell working interests in any drilling program, the Named Executive is entitled to participate as an investor in such oil and gas drilling project subject to the prior approval by the Board of Directors of the terms of any such participation.

   Each employment agreement contains a standard non-disclosure covenant. Each employment agreement also provides that the Named Executive is prohibited during the term of his employment and for a period of one year following his termination from engaging in any business that is competitive with the Company's oil and gas drilling business, unless his termination results from a change of control of the Company. During any period for which the non-competition provision prohibits the officer from pursuing activities that would compete with the Company's business as provided in the agreement following termination of the agreement, the Company is required to pay the officer his basic salary and bonus as provided in the agreement.
   In the event of termination under the terms of the agreement, the Company will be required to loan to the officer funds equal to the exercise price of all options held by the Named Executive under the Company's stock option plans, which loan, if made, must be repaid within nine months and will bear interest at the prime rate then in effect.

   Each employment agreement may be terminated for cause for willful misfeasance or malfeasance, disregard of the Named Executive's duties or negligence related to the performance of his duties, if so determined by a court of competent jurisdiction. Also, the Company may terminate the employment agreement without cause, in which case the Company must either (i) reassign the Named Executive to a comparable executive position or designate him as a consultant for the remaining term of his agreement (ii) pay him liquidated damages in an amount equal to his then basic salary for the remaining term of the employment agreement, with a minimum payment equal to twelve months of basic salary.

   The Company has entered into stock redemption agreements with each of the Named Executives. The agreements require the Company to maintain life insurance policies on each of them in the amount of $1 million. At the election of the Named Executive's estate or heirs made within one year of such person's death, the Company must utilize the proceeds from such insurance policies to purchase from his estate or heirs all or a portion of his shares of the Company's Common Stock owned by him, including shares subject to outstanding stock options or warrants owned by such Named
Executive at the time of his death, up to an aggregate sale price of $1 million. The purchase price for such shares of Common Stock will be based upon the average closing asked price for the Company's Common Stock as quoted by Nasdaq during a specified period. The Company is not required to purchase any shares in excess of the amount provided by such insurance policies. If the Named Executive's estate or heirs elect not to sell any or all of the shares to the Company, the estate or heirs will be precluded from selling the shares to anyone for a period of two years after the date of the person's death, except that the shares may be transferred into the names of the decedent's heirs and beneficiaries and the stock sold pursuant to Rule 144 under the Securities Act.
If the Named Executive terminates his employment with the Company or disposes of all or substantially all of his shares of Common Stock in the Company, the Named Executive has the right to purchase his respective insurance policy for a price equal to the cash surrender value of the policy as of the date of such event. If the Named Executive fails to purchase the policy within ninety days after such event, the Company may cancel all policies covering the life of the Name Executive. The stock redemption agreements will terminate upon bankruptcy or cessation of business by the Company.

   Mr. Ryan, Mr. Williams and Mr. Rettinger are also the participants in the Company's deferred bonus compensation plan. Under this plan, the Company's Board of Directors must declare a year-end bonus for each participant, the receipt of which is automatically deferred pursuant to the plan, unless prior to the beginning of a particular year, the participant enters into a voluntary bonus compensation agreement under which he irrevocably elects to receive his year-end bonus as cash compensation, payable as soon as practicable following the end of the year. The amount of the participant's year-end bonus is a minimum of $30,000 or such greater amount as may be declared by the Board of Directors. The participant also has the right to elect to defer receipt of his other bonus compensation under this plan. Any bonus compensation deferred under this plan will not be paid until such participant's retirement, or upon termination of employment, disability or death or upon hardship, as provided in the plan. A trustee selected by the Board of Directors maintains accounts for each participant under the plan. The Company has reserved the right to terminate the deferred bonus compensation plan, in whole or in part, at any time and without liability for such termination or discontinuance.

Stock Option Plans

   Under the Company's incentive stock option plans, options to purchase shares of Common Stock of the Company may be granted to certain officers and key employees of the Company, which options are intended to qualify as incentive stock options under the provisions of the Internal Revenue Code. Under the plan adopted in 1999, the Company granted options during 2000 for an aggregate of 180,000 shares of Common Stock at an exercise price of 100% of the fair market value per share of the Company's Common Stock on the date of grant. None of the 180,000 options were granted to the three executive officers of the Company. The options may be exercised six months after the date of grant. Options will expire ten years from the date of grant if not exercised. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation will cause each outstanding option to terminate, provided that each optionee, in such event, will have the right immediately prior to said dissolution or liquidation or merger or consolidation to exercise his option in whole or in part without regard to any installment vesting provisions with respect to such options.

Key-Man Life Insurance

   The Company maintains key-man life insurance policies on the lives of Messrs. Ryan, Williams and Rettinger in the amounts of $5.0 million, $1.0 million, and $1.0 million, respectively. The
Company is the beneficiary of each policy.

Employee 401k and Profit Sharing Plan

   In 1987, the Company established a retirement plan qualified under Section 401(k) of the Internal Revenue Code. The plan is funded by employee contributions and a company matching contribution. Administrative costs of the plan are borne by the Company. The employees choose from eight investment programs and, therefore, the amount of an individual's plan assets depends on the amount of their contributions and the performance by their chosen investments.

   In 1992, the Company began a Profit Sharing Retirement plan to supplement the 401(k) Plan. Contributions are dependent on corporate profitability and are at the discretion of the Board of Directors of the Company. The Company filed and qualified the plan with the Internal Revenue Service.

Stockholder Performance Graph

   The following graph illustrates the performance of Petroleum Development Corporation common stock over a five year period compared to the performance of the S&P 500 Index and a peer group index. The peer group index consists of 194 Crude Petroleum and Natural Gas Companies. The table includes the cumulative shareholder return assuming the reinvestment of dividends.

                                      Petroleum Development Corporation
                                           Stock Performance Graph


500.0


400.0


300.0


200.0


100.0


0.0

                          12/31/95          12/31/96       12/31/97
 12/31/98
12/31/9912/31/00

                            1995               1996           1997
   1998
19992000

Petroleum
Development
Corporation 100.0            257.69           323.08         188.46
   234.62          403.88

Industry Index               100.0            132.97         134.78
   107.96
131.87167.53

Broad Market
 Index      100.0            122.96           163.98         210.84
   255.22          231.98


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth certain information regarding ownership of the Company's Common Stock as of March 31, 2001 by (a) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (b) each director of the Company;
(c) each Named Executive; (d) all directors and executive officers as a group.

                                                                              Beneficial Ownership (1)
Name and Address                                                Number        Percent

Fidelity Management. . . . . . . . . . . . . . . . . . . . . . 1,623,800       10.0
82 Devonshire Street
Boston, MA 02109

James N. Ryan(2)(3). . . . . . . . . . . . . . . . . . . . . . . 845,568        5.1
103 East Main Street
Bridgeport, WV 26330

Dimensional Fund Advisors Inc. . . . . . . . . . . . . . . . . 1,099,100        6.8
1299 Ocean Avenue
Santa Monica, CA 90401

Steven R. Williams(3). . . . . . . . . . . . . . . . . . . . . . 559,326        3.4
103 East Main Street
Bridgeport, WV 26330

Dale G. Rettinger(3) . . . . . . . . . . . . . . . . . . . . . . 472,016        2.9
103 East Main Street
Bridgeport, WV 26330

Roger J. Morgan. . . . . . . . . . . . . . . . . . . . . . . . . .69,140        *

Vincent F. D'Annunzio. . . . . . . . . . . . . . . . . . . . . . .37,899        *

Jeffrey C. Swoveland . . . . . . . . . . . . . . . . . . . . . . .16,728        *

Donald B. Nestor . . . . . . . . . . . . . . . . . . . . . . . . . 1,000        *

All directors and executive officers as a
 group (7 persons)(4). . . . . . . . . . . . . . . . . . . . . 2,001,677       11.9


* Less than 1%

(1) Includes shares over which the person currently holds or shares voting or investment power. Unless otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned.

(2) Includes 401,389 shares owned by Mr. Ryan's wife. The balance of the shares are owned solely by Mr. Ryan.

(3) Includes options to purchase 178,000 shares that such person can currently exercise within 60 days.

(4) Includes options to purchase 534,000 shares that such persons can currently exercise within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Common Stock are required by regulations promulgated by the Commission pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. The Company assists officers and directors, and will assist beneficial owners, if any, of more than 10% of the Common Stock, in complying with the reporting requirements of Section 16(a) of the Exchange Act.

   Based solely on its review of the copies of such forms received by it, the Company believes that since January 1, 2000, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met.

Audit Committee Report

                 Audit Committee Report to Shareholders

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit A.

Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management to review and discuss the December 31, 2000 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm's independence.

Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

                                        Respectfully,

                                       THE AUDIT COMMITTEE


                                      Vincent F. D'Annunzio, Chair
                                      Donald B. Nestor
                                      Jeffrey C. Swoveland


Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the year ended December 31, 2000, and reviews of the condensed financial statements included in our quarterly reports on Form 10-Q for the year ended December 31, 2000, were $104,970.

Additionally, KPMG LLP performs annual audits on the financial statements of 46 limited partnerships for which the Company acts as managing general partner. The aggregate billing for those professional services was $189,200 for the year ended December 31, 2000.
                               PROPOSAL #2

          RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

   At the Meeting, the Stockholders of the Company will be asked to ratify the Board of Directors' selection of KPMG LLP as the Company's certified public accountants for the fiscal year ended December 31, 2001. KPMG LLP conducted the audit for the fiscal year ended December 31, 2000. A representative of KPMG LLP will be present at the Meeting, will have an opportunity to make statements if he so desires, and will be available to respond to appropriate questions.

                              Vote Required

   A majority of the votes cast at the Annual Meeting, in person or by proxy, is required for the ratification of the Board of Directors' selection of independent accountants. Abstentions and broker non-votes will not be considered as votes cast with respect to the ratification of the Board of Directors' selection of independent accountants.


        THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL #2

                             OTHER BUSINESS

   As of the date of this Proxy Statement, management of the Company is not aware of any matters to be brought before the Annual Meeting other than the matters set forth in this Proxy Statement. However, if other matters properly come before the Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

General

   The enclosed Proxy is solicited by the Company's Board of Directors. The Company expects to solicit proxies primarily by mail, but solicitation may also be made personally, by telephone or by telegraph, by regularly employed officers and employees of the Company who will receive no extra compensation for doing so.

   The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to, and obtain instructions from, the beneficial owners of shares held by record by such persons and will reimburse reasonable out-of-pocket expenses. The Company will bear all costs of proxy solicitation.

Stockholder Proposals for 2002 Annual Meeting

   Stockholder proposals must be received by the Company at its principal executive office on or prior to March 1, 2002 in order to be included in the Company's proxy statement for the 2002 annual meeting of stockholders.

                                      By Order Of The Board of Directors



                                       James N. Ryan
                                       Chairman

Dated: May 15, 2001
THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES MAY BE OBTAINED BY WRITING TO CORPORATE COMMUNICATIONS DEPARTMENT, PETROLEUM DEVELOPMENT CORPORATION, P.O. BOX 26, BRIDGEPORT, WEST VIRGINIA 26330.

                                Exhibit A

                    PETROLEUM DEVELOPMENT CORPORATION
        Charter of the Audit Committee of the Board of Directors

I.       Audit Committee Purpose

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

      - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

      - Monitor the independence and performance of the Company's independent auditors.

      - Provide an avenue of communication among the independent auditors, management and the Board of Directors.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.   Audit Committee Composition and Meetings

      Audit Committee members shall meet the requirements of the NASDAQ Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

      Audit Committee members shall be appointed by the Board on recommendation of the Board of Directors. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

      The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III.  Audit Committee Responsibilities and Duties

      Review Procedures

      1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

      2. Review the Company's annual audited financial statements. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

      3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

      4. Review with financial management the company's quarterly financial results. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.
Independent Auditors

      5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit
            Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

      6. Approve the fees and other significant compensation to be paid to the independent auditors.

      7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

      8. Review the independent auditors audit plan discuss scope, staffing, reliance upon management, and general audit approach.

      9. Discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

      10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

      11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

      12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

      13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

      14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.


ADOPTED MARCH 21, 2000